EXHIBIT 10.5

EMPLOYMENT AGREEMENT

THIS AGREEMENT("Agreement") is made and entered into as of this 8th day of June, 2001 by and between CHET BRADEEN (the "Employee"), and ALTERRA HEALTHCARE CORPORATION, a Delaware corporation (the "Company").

WITNESSETH:

         WHEREAS, the Company and the Employee each desire to enter into this Agreement pursuant to which the Employee will be employed by the Company on the terms and conditions hereinafter set forth.

          WHEREAS, the covenants and agreements of the Company and the Employee herein are made as an inducement to the Employee and the Company.

          NOW THEREFORE, in consideration of the premises and of the promises and agreements hereinafter set forth, the parties hereto, intending to be legally bound, do hereby agree as follows:

SECTION 1.          Employment Effective Date.

          1.1         Effective Date.         Subject to the terms and conditions hereof, the Company hereby agrees to employ the Employee, and the Employee hereby accepts such employment, commencing on July 9, 2001 (hereinafter referred to as the "Effective Time"). Employee and the Company agree that Employee's employment by the Company shall be "at will."

SECTION 2.          Position.

          2.1.         Title.         The Employee shall serve as Senior Vice President, Operations of the Company and, as such, the Employee shall report directly to the President and Chief Operating Officer ("COO") of the Company.

          2.2         Responsibilities.         The Employee's responsibilities shall be to serve as Senior Vice President, Operations, with responsibility for managing the functions of the Company as directed by the President and COO. The Employee agrees to devote his full business time during normal business hours to the business and affairs of the Company (except as otherwise provided herein) and to use his best efforts to promote the interests of the Company and to perform faithfully and efficiently the responsibilities assigned to him in accordance with the terms of this Agreement, to the extent necessary to discharge such responsibilities. This shall not preclude the Employee from (i) performing services on civic or charitable boards or committees not interfering with the performance of his responsibilities under this Agreement, and (ii) taking periods of vacation and sick leave to which the Employee is entitled.

SECTION 3.         Term.

          3.1         Term.         The term of employment of the Employee (the "Term") hereunder shall commence on the Effective Time and shall continue until the earlier of: (a) the third anniversary date of the Effective Time; or (b) the occurrence of any of the following events:

    the death or disability of the Employee (disability meaning a physical illness or incapacity that prevents the Employee from performing the substantial and material duties of his then current position of employment with the Company; provided, however, that a disability shall be considered to exist only if the Employee is prevented for a period of three (3) consecutive months following the date such condition commenced and at the end of such three (3) month period he remained so prevented, or if, prior to the expiration of such three (3) month period, the Employee's attending physician provides the Company with a written prognosis that the illness, injury or other incapacity that results in the Employee's current disabled condition may be reasonably expected to prevent the Employee from performing all of the substantial and material duties of his then current position of employment with the Company for a period of at least six (6) consecutive months);

    the mutual written agreement of the parties hereto to terminate the Employee's employment hereunder;

    the Company's termination of the Employee's employment hereunder for "cause" or without "cause." For the purposes of this Agreement, "cause" for termination of the Employee's employment shall exist (A) if the Employee is convicted of, or pleads guilty to, any act of fraud, misappropriation or embezzlement, or any felony; (B) if the Employee has engaged in conduct or activities materially damaging to the Company, monetarily or otherwise (it being understood, however, that neither conduct nor activities pursuant to the Employee's exercise of his good faith business judgment nor unintentional physical damage to any property of the Company by the Employee shall be a ground for such a determination by the Company); or (C) if the Employee has willfully and continuously failed to substantially perform his duties hereunder (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Employee that specifically identifies the manner in which the Company believes that the Employee has not substantially performed those duties, and the Employee has failed to resume substantial performance of such duties on a continuous basis within fourteen (14) days after receiving such demand.

    the Employee's termination of his employment with the Company for "good reason" upon reasonable notice to the Company. For purposes of this Agreement, "good reason" shall exist if the Company materially fails to comply with any of the provisions of this Agreement, other than isolated, insubstantial or inadvertent failures not occurring in bad faith and which are remedied by the Company promptly after receipt of notice thereof given by the Employee.

The failure to set forth any fact or circumstance in a notice of termination hereunder shall not constitute a waiver of the right to assert such fact or circumstance by the party giving notice. The Term hereof, and any renewal term, shall be automatically renewed for an additional one (1) year period unless either the Employee or the Company gives written notice to the other party that it does not wish to renew this Agreement at least thirty (30) days prior to the expiration of such Term or renewal term, as the case may be.

         3.2         Payments Upon Termination.         If the Employee's employment is terminated by the Company for cause or by the Employee for any reason other than good reason, the Company shall pay the Employee the Base Salary (as hereinafter defined) and all other benefits provided to Employee pursuant to his employment with the Company, including but not limited to the cost of Employee's medical insurance and any other insurance coverages paid for by the Company and his automobile allowance, through the effective date of termination at the rate in effect at the time a notice of termination is given. In addition, the Company shall pay to Employee any incentive bonuses approved and not yet paid, and any accrued and unused vacation pay. The Company shall have no further obligations to the Employee under this Agreement, subject to the rights and benefits the Employee may have under employee benefits plans and programs of the Company in existence as of the effective date of such termination, if any, which shall be determined in accordance therewith. If the Employee's employment is terminated by the Company for any reason other than for cause or by the Employee for "good reason," the Company shall continue to pay the Employee his then current Base Salary and all other benefits provided to the Employee pursuant to his employment with the Company, including but not limited to the cost of Employee's medical insurance and any other insurance coverages paid for by the Company, and his automobile allowance, at the rate in effect at the time a notice of termination is given, for the remainder of the term of his then current contract but not to exceed a maximum of twelve (12) months. These payments will be made monthly starting immediately upon termination (the "Extended Period"). In addition, the Company will pay to Employee in a lump sum due within 30 days of his termination, an amount equivilant to his then current annual Base salary plus the total annual premiums for all medical and other insurance and his annual automobile allowance, any incentive bonuses approved and not yet paid, and any accrued and unused vacation pay, discounted at 75% payout. The additional 25% or remaining amount will be paid at the end of the 12 months.. Employee and Company agree that all payments required to be made to Employee pursuant to this section (3.2) shall not be due and payable by the Company to the Employee unless and until the Employee signs a release ("Release") (in the same substantive form as the release attached hereto, marked as "Attachment 1") of all claims (excluding the right to receive any payments due pursuant to this section 3.2) against the Company, its affiliates, subsidiaries, employees, directors or agents within 22 days of being provided a copy of the release.

SECTION 4.         Compensation.

          4.1         Base Salary.         For the Term of his active employment hereunder (but not during any Extended Period, except as expressly provided in Section 3.2 hereof), the Employee shall be paid a salary (the "Base Salary") at the annual rate of Two Hundred Fifty Thousand and no cents ($250,000.00) (the "Initial Base Salary"), payable in equal installments in accordance with the payroll payment practices from time to time adopted by the Company, subject to required payroll withholding provisions. The Employee's Base Salary shall be reviewed by the Board of Directors of the Company, a committee thereof or the CEO, President or the COO of the Company, no later than on each anniversary date of the Effective Date. In no event will the Employee's Base Salary be reduced to less than the Employee's Initial Base Salary (excluding any subsequent increases) as provided above without the written consent of Employee.

          4.2         Incentive Bonuses.         As additional compensation hereunder, the Company may, in the sole discretion of the Board of Directors of the Company, a committee thereof or the CEO, President or the COO of the Company, pay the Employee an annual bonus ("Annual Bonus") of up to fifty (50%) of the applicable Base Salary for each fiscal year during the term of the Employee's employment hereunder. For the period commencing on the Effective Date and ending on December 31, 2001 and/or if the Employee's employment hereunder is terminated pursuant to the terms of this Agreement prior to the end of a fiscal year, the Employee's Annual Bonus, if any, with respect to such fiscal year shall be prorated for such portion of that year as he was employed by the Company.

          4.3         Retention Bonus.         Subject to approval by the President and COO, Employee shall be granted a retention bonus that will be no less favorable to Employee than those terms and conditions accorded to any other Senior Executive with the company, as the term "Senior Executive" is hereinafter defined. For the purposes of this Agreement, "Senior Executive" shall be deemed to include any and all executives who report to the President and/or Chief Operating Officer. This retention bonus shall be negotiated by Employee and Company in good faith and will be paid starting in December 2001.

          4.4         Insurance.

         (a)         Life and Other Insurance.         During the Term of his active employment hereunder (and during any Extended Period), the Company shall provide to the Employee such term life and group travel, accident, accidental death and dismemberment insurance and long and short term disability insurance, or their equivalents, as is provided from time to time for other employees of the Company of comparable stature and title.

         (b)         Medical Insurance.         During the Term of the Employee's active employment hereunder (and during any Extended Period), the Company shall, at its expense, provide or arrange for and keep in effect, hospitalization, major medical and similar medical and health insurance for the Employee and his family, to the same extent as is provided from time to time for other employees of the Company of comparable stature and title.

          4.5         Paid Time-Off.         The Employee shall be entitled to paid time-off during each year of his active employment hereunder in accordance with the Company's time-off policy ("PTO") equivalent to Senior Executives. Paid time-off shall not continue to accrue during any Extended Period.

          4.6         Retirement Benefits.         During the Term of his active employment hereunder (but not during any Extended Period), the Employee shall have the same rights as other employees of the Company of comparable stature and title to participate in all profit-sharing, pension and other retirement plans as are now, or as may hereafter be, established by the Company.

          4.6         Moving and Relocation Expenses.         In addition to the salary and benefits set forth in this Section 4, and in lieu of any obligation of the Company to provide Employee any reimbursement or compensation for or relating to any and all relocation expenses incurred or to be incurred by Employee in connection with his relocating from Australia to the Milwaukee area (including, without limitation, all costs associated with packing and transporting Employee's personal property, the cost of lodging in the Milwaukee area until Employee secures permanent housing, the cost of Employee's travel and lodging incurred in connection with trips from Berlin to the Milwaukee area and from Australia to the Milwaukee area to secure the purchase of a new home in the Milwaukee area, broker's commission on the sale of Employee's home in Australia and points in connection with a loan to secure the purchase of Employee's new home in the Milwaukee area), the Company will reimburse Employee up to $50,000 as Employee incurs relocation expenses. Sixty days subsequent to Employee's relocation to the Milwaukee area, the Company will pay to Employee the sum of $50,000 less relocation-related expenses previously reimbursed to Employee (such amount to be further reduced by applicable required income tax withholding amounts).

Should Employee elect to terminate his employment other than for good reason, or should the Company terminate Employee's employment for cause, in each case within one year of the Effective Date, Employee shall reimburse the Company for the $50,000 payment to Employee by the Company pursuant to this Section 4.7. In addition, the Company shall have the right to set-off against any amounts due to Employee any amounts due from the Employee to the Company pursuant to this Section 4.7.

          4.7         Automobile Covenants.         During the term of the Employee's employment hereunder, the Company shall pay to the Employee an automobile allowance of Six Hundred Fifty dollars and no cents ($650.00) per month.

          4.8         Bankruptcy.         In the event that the Company files bankruptcy, the Employee will not be obligated to pay back the $50,000 relocation amount or be held to the Non-Compete Clause.

          4.9         Stock Options/Equity/Performance Units.         Subject to approval by the Company's Board of Directors and subject to the Company's stock option plan, Employee shall be grated stock options and/or grants of stock according to terms and conditions (including without limitation, the number of shares allotted, strike price, vesting period, etc.) which shall be negotiated by Employee and Company in good faith, it being agreed that the terms and conditions of said increase shall be no less favorable to Employee than those terms and conditions accorded to any other Senior Executive with the Company, as the term "Senior Executive" is defined in Section 4.3 hereinabove. Should Employee leave the company before the end of any agreed upon vesting period, Employee will forfeit the unvested options.

SECTION 5.         Restrictive Covenants.

          5.1         The Employee acknowledges that (i) the covenants herein are necessary to protect the goodwill and other value of the Company; (ii) at the Effective Date the Company will have bargained and paid adequate and sufficient consideration for the restrictive covenants herein; and (iii) the Company is employing the Employee in reliance on the covenants of this Section 5 in view of the unique and essential nature of the services the Employee is to perform hereunder and the irreparable injury that would befall the Company should the Employee breach such covenants.

          5.2         The Employee further acknowledges that his services hereunder are of a special, unique and extraordinary character and that his position with the Company will place him in a position of confidence and trust with the customers and employees of the Company and allow his access to Confidential Information (as hereinafter defined).

          5.3         The Employee further acknowledges that the type and periods of restrictions imposed by the covenants in this Section 5 are fair and reasonable and that such restrictions will not prevent the Employee from earning a livelihood.

          5.4         The Employee further acknowledges that, as of the Effective Date (i) the Company is engaged in the business of developing, owning, acquiring and operating assisted living facilities, congregate living communities, and specialty care facilities for the treatment of individuals suffering from Alzheimer's disease; (ii) the Company does not operate home care, nursing home facilities or acture care or specialty hospitals, thus companies engaged in the operation of such facilities or which provide such care would not for the purposes of this Agreement, be construed as Competing Businesses (as hereinafter defined); (iii) the company conducts its business activity in and throughout the Area (as hereinafter defined); and (iv) Competing Businesses (as hereinafter defined) are engaged in businesses like and similar to the business of the Company.

          5.5         Having acknowledged the foregoing, the Employee covenants and agrees with the Company that he will not, directly or indirectly:

    while he is in the Company's employ and after the termination of his employment for any reason whatsoever (whether voluntarily or involuntarily), disclose, use or otherwise exploit, except as may be necessary in the performance of his duties hereunder, and Confidential Information disclosed to the Employee or of which the Employee became aware by reason of his employment with the Company;

    while he is in the Company's employ and through the period ending twelve (12) months after the termination of his employment for any reason whatsoever (whether voluntarily or involuntarily), employ or attempt to employ or assist anyone else in employing in any Competing Business in the Area any managerial employee of the Company (whether or not such employment is full time or is pursuant to a written contract with the Company; and

    while he is in the Company's employ and through the period ending twelve (12) months after the termination of his employment (whether voluntarily or involuntarily) for any reason whatsoever, except for (a) termination by the Company without cause or (b) termination by the Employee for "good reason" or (c) expiration of the Term without renewal pursuant to Section 3.1 hereof by virtue of notice of nonrenewal given by the Company to the Employee pursuant to Section 3.1 hereof, engage in or render any services to or be employed by any Competing Business in the Area in a capacity substantially similar to the capacity in which Employee is employed by the Company hereunder, whether as an employee or as a consultant (other than as the owner of less than one (1%) percent of the shares of a publicly-owned corporation whose shares are traded on a national securities exchange or on the NASDAQ National Market System).

          5.6         The Employee agrees that upon the termination of his employment for any reason whatsoever (whether voluntarily or involuntarily), he will not take with him or retain without written authorization, and he will promptly deliver to the Company, originals and all copies of all papers, files or other documents containing any Confidential Information and all other property belonging to the Company and in his possession or under his control.

          5.7         For purposes of this Section 5, the term (a) "Area" means a twenty-five (25) mile radius of any congregate living community or assisted living or specialty care facility owned, managed or operated by the Company or any of its subsidiaries at the time the Employee's employment hereunder is terminated; (b) "Competing Business" means the business of developing, owning, acquiring or operating assisted living facilities, specialty assisted care facilities for the treatment of individuals suffering from Alzheimer's disease or congregate living communities; and (c) "Confidential Information" means any and all data, knowledge and information relating to the business of the Company (whether or not constituting a trade secret) that is, has been or will be obtained by or disclosed to the Employee or of which the Employee became or becomes aware as a consequence of or through his relationship with the Company and that has value to the Company and is not generally known by its competitors, provided, however, that no information will be deemed confidential unless it is known to the Employee to be confidential information or has been reduced to writing and marked clearly and conspicuously as confidential information. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made without authorization by the Company), or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. Confidential Information includes, but is not limited to, information relating to the Company's financial affairs, processes, services, customers, employee or employees, compensation, research, development, purchasing, accounting or marketing.

  The Employee acknowledges that irreparable loss and injury would result to the Company upon the breach of any of the covenants contained in this Section 5 and that damages arising out of such breach would be difficult to ascertain. The Employee hereby agrees that, in addition to all other remedies provided at law or in equity, the Company may petition and obtain from a court of law or equity both temporary and permanent injunctive relief to prevent a breach by the Employee of any covenant contained in this Section 5. The parties hereto agree that all references to the Company in this Section 5 shall include, unless the context otherwise requires, all subsidiaries of the Company.

SECTION 6.          Miscellaneous.

          6.1         Binding Effect.         This Agreement shall inure to the benefit of and shall be binding upon the Employee, his executor, administrator, heirs, personal representatives, successors and assigns, and upon the Company and its successors and assigns; provided, however, that the obligation and duties of the Employee may not be assigned or delegated.

         6.2         Governing Law.         This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, enforced and governed by and in accordance with, the laws of the State of Wisconsin, without giving effect to any principles of conflicts of laws.

         6.3         Severability.         If any of the provisions in this Agreement are declared invalid, illegal, or incapable of being enforced by any court of competent jurisdiction, all of the remaining provisions of this Agreement shall nevertheless continue in full force and effect and no provision shall be deemed dependent upon any other provisions unless so expressed herein.

         6.4         Headings.         The section and paragraph heading contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         6.5         Notices.         All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or deposited in the United States mail, first class, registered mail, return receipt requested, with proper postage prepaid, and

  If to the Employee, addressed to:

  Chet Bradeen
  2/61 Kirribilli Avenue
  North Sydney NSW 2061
  Australia

  If to the Company, addressed to:

  Alterra Healthcare Corporation
  10000 Innovation Drive
  Milwaukee, Wisconsin 53226
  Attention:      Chief Executive Officer
  Facsimile:         (414) 918-5080

  and a copy to:

  Rogers & Hardin LLP
  2700 International Tower, Peachtree Center
  229 Peachtree Street, N.E.
  Atlanta, Georgia 30303
  Attention:         Alan C. Leet, Esq.
  Facsimile:         (404) 525-2224

or at such other place or places or to such other person or persons as shall be designated in writing by the parties hereto in the manner provided above for notices.

         6.6         Counterparts.         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         6.7         Waiver of Breach.         The waiver by the Company or by the Employee of a breach of any provision, agreement or covenant of this Agreement by the Employee or by the Company, respectively, shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision agreement or covenant.

         6.8         Entire Agreement.         This Agreement is intended by the parties hereto to be the final expression of their agreement and is the complete and exclusive statement thereof notwithstanding any representation or statements to the contrary heretofore made. This Agreement replaces in its respective entirety any and all prior agreements, arrangements, understandings or commitments between the Company and/or any of its predecessors and affiliates and the Employee relating to the Employee's employment or other services rendered to or for the benefit of the Company and/or any of its predecessors and affiliates. This Agreement may be modified only by written instrument signed by each of the parties hereto.

IN WITNESS WHEREOF, the Employee has duly executed, and the Company has caused this Agreement to be duly executed by its duly authorized officers, and the parties have caused this Agreement to be delivered, all as of the day and year first written above.

COMPANY:

ALTERRA HEALTHCARE CORPORATION

By:                  /s/ Steven Vick
              Steven Vick
              President and Chief Operating Officer

EMPLOYEE:

                  /s/ Chet Bradeen
         CHET BRADEEN